Exhibit 99.1

POSTER P2888

Efficacy of the novel inhaled corticosteroid, fluticasone furoate (FF)/long-acting beta2-agonist vilanterol (VI) combination in reducing COPD exacerbations

Dransfield MT(1), Calverley PMA(2), Bourbeau J(3), Jones P(4), Hanania NA(5), Mahler DA(6), Vestbo J(7), Wachtel A(8), Martinez F(9), Barnhart F(10), Sanford L(11), Lettis S(11), Crim C(10)

(1)University of Alabama at Birmingham, Birmingham, AL, USA; (2)University of Liverpool, Liverpool, UK; (3)McGill University, Montreal, Canada; (4)St George’s University of London, London, UK; (5)Baylor College of Medicine, Houston, TX, USA; (6)Dartmouth Medical School, Hanover, NH, USA; (7)Manchester Academic Health Sciences Centre, Manchester, UK; (8)UCLA School of Medicine, Los Angeles, CA, USA; (9)University of Michigan, Ann Arbor, MI, USA; (10)Respiratory Medicine Development Center, GlaxoSmithKline, RTP, NC, USA; (11)Quantitative Sciences Division, GlaxoSmithKline, Uxbridge, UK

INTRODUCTION

•                  The combination of an inhaled corticosteroid (ICS) with a long-acting beta2 agonist (LABA) is an established treatment option for COPD patients experiencing acute exacerbations.(1)

•                  Exacerbation frequency is a key target for preventive treatment in COPD. Exacerbations are associated with accelerated deterioration and are a stronger predictor of adverse outcomes than percent predicted lung function.(1)

•                  FF and VI are, respectively, a novel ICS and LABA in development as a once-daily combination therapy (FF/VI) for COPD and asthma.

OBJECTIVES

•                  To assess the impact of addition of FF to VI on COPD exacerbations over one year, in patients with moderate-to-severe COPD. Safety endpoints are described separately (poster no. P2113).

METHODS

•                  Two phase III, multi-centre, randomised, double-blind, parallel-group studies (HZC871 and HZC970) identical in design, conduct and analysis.

•                  Patients (post-bronchodilator FEV1 <70%; FEV1/FVC ratio <70%; smoking history >10 pack years, having had >1 documented COPD exacerbation in the year prior to screening) completed a 4-week run-in period during which they received fluticasone propionate (FP)/salmeterol 250/50mcg twice-daily via DISKUS®/ ACCUHALERTM to determine adherence.

•                  Patients were randomised to receive FF/VI (50/25, 100/25, 200/25mcg) or VI (25mcg) once daily in the morning via a novel dry powder inhaler for 52 weeks.

RESULTS

Study population and demographics

•                  Pooled patient demographics and baseline characteristics are provided in Table 1.

•                  3255 patients were randomised and received at least one dose of study medication (ITT population); 2406 completed the studies.

•                  On-treatment withdrawal rates (FF/VI 50/25, 100/25, 200/25mcg, VI 25mcg) were, respectively: 25%, 25%, 25%, 29%.

•                  More patients in the VI group withdrew due to lack of efficacy, including exacerbations (VI 7% vs. FF/VI 3–4%).

Table 1. Patient demographics and baseline characteristics (pooled HZC871 & HZC970, ITT population)

	FF/VI	FF/VI	FF/VI	VI
	50/25mcg	100/25mcg	200/25mcg	25mcg
	(N=820)	(N=806)	(N=811)	(N=818)
Age, years	63.6 (9.31)	63.8 (9.17)	63.6 (9.07)	63.6 (9.36)
Female, n (%)	344 (42)	353 (44)	344 (42)	344 (42)
Post-bronchodilator FEV1 , L	1.29 (0.48)	1.30 (0.48)	1.27 (0.45)	1.28 (0.46)
% predicted post-bronchodilator FEV1	45.4 (13.6)	46.0 (13.4)	45.2 (13.4)	45.2 (13.0)
% reversibility FEV1	14.4 (15.4)	14.7 (15.5)	14.6 (18.5)	14.5 (16.6)
Exacerbation History (1yr prior to screening)
>1 exacerbation requiring oral/systemic corticosteroids and/or antibiotics, n (%)	764 (93.2)	744 (92.3)	742 (91.5)	755 (92.3)
>1 exacerbation requiring hospitalisation, n (%)	173 (21.1)	169 (21.0)	174 (21.5)	146 (17.8)

Values are mean (SD) unless otherwise stated; ITT=intent-to-treat

Efficacy

•                  Relative to VI 25mcg, significant reductions in annual rate of on-treatment moderate/severe exacerbations* (primary endpoint) were seen with all strengths of FF/VI (Fig. 1)

•                           mean (95% CI) rate reductions were: 16% (4, 27), 27% (16, 37) and 23% (12, 34) for FF/VI 50/25, 100/25, 200/25mcg, respectively.

•                  FF/VI 100/25mcg and 200/25mcg significantly reduced the risk (hazard ratio [HR] 0.75–0.76, p<0.001) for time to first on-treatment moderate/severe exacerbation (secondary endpoint) relative to VI 25mcg, however FF/VI 50/25mcg did not (HR 0.89, p=0.114) (Fig. 2).

•                  Significant reductions relative to VI were observed in the annual rate of on-treatment exacerbations requiring systemic or oral corticosteroids (secondary endpoint): 17% (1, 29), p=0.033; 30% (17, 41), p<0.001; 27% (14, 38), p<0.001 for FF/VI 50/25, 100/25, 200/25mcg, respectively.

*Moderate exacerbation: worsening of COPD symptoms requiring treatment with oral corticosteroids or antibiotics; severe exacerbation: worsening of COPD symptoms requiring hospitalisation

Figure 1. Annual rate ratios of on-treatment moderate/severe COPD exacerbations (pooled HZC871 & HZC970, ITT population)

Data comparisons vs. VI 25mcg; ratios calculated against moderate/severe exacerbation rates observed with VI in pooled analysis

•                  Trough (pre-dose) FEV1 at 52 weeks was significantly improved from baseline (secondary endpoint) relative to VI 25mcg: 38mL, 42mL, 46mL (p<0.001 for all comparisons) with FF/VI 50/25, 100/25, 200/25mcg, respectively (Fig. 3).

Figure 2. Kaplan-Meier plot of time to first on-treatment moderate/severe COPD exacerbation (pooled HZC871 & HZC970, ITT population)

Figure 3. Least squares mean (95% CI) change from baseline in trough FEV1 (pooled HZC871 & HZC970, ITT population)

LS=least squares; CI=confidence interval

CONCLUSIONS

•                  Addition of FF to VI significantly reduced the annual rate of moderate/severe exacerbations, annual rate of exacerbations requiring systemic/oral corticosteroids and, for the two higher strengths of FF/VI, the time to onset of first moderate/severe exacerbation. Additionally, a significant improvement in lung function was seen with FF/VI relative to VI.

•                  The 100/25mcg and 200/25mcg strengths of FF/VI conferred a consistent benefit over the study endpoints, whereas the 50/25mcg strength was not found to significantly delay time to first moderate/severe exacerbation.

•                  FF/VI has the potential to provide a once-daily preventive ICS/LABA option for COPD patients with a history of exacerbation.

REFERENCE

1. GOLD 2011. Available at: http://www.goldcopd.org/uploads/users/files/GOLD_Report_2011_ Feb21.pdf [Last accessed 13 July 2012].

ACKNOWLEDGEMENTS

•                  The presenting author, M Dransfield, declares the following real or perceived conflicts of interest during the last 3 years in relation to this presentation: grant support from the National Heart, Lung, and Blood Institute; industry sponsored contracts from Boehringer Ingelheim, Boston Scientific, GlaxoSmithKline and Otsuka; consultancy for GlaxoSmithKline.

•                  These studies were funded by GlaxoSmithKline; GSK Study Codes HZC102871 & HZC102970, Clinicaltrials.gov NCT01009463 & NCT01017952.

•                  Editorial support (in the form of writing assistance, assembling tables and figures, collating author comments, grammatical editing and referencing, was provided by Ian Grieve at Gardiner-Caldwell Communications; this support was funded by GlaxoSmithKline.

Presented at the European Respiratory Society Annual Congress 2012 Vienna, Austria, 1–5 September, 2012